Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
REVANCE THERAPEUTICS, INC.
The undersigned, Mark J. Foley, hereby certifies that:
One: The original name of this company is Essentia Biosystems, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was August 10, 1999.
TWO: He is the duly elected and acting President and Chief Executive Officer of Revance Therapeutics, Inc., a Delaware corporation (the “Corporation”).
THREE: The amendment of the Amended and Restated Certificate of Incorporation of the Corporation herein certified was duly adopted by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOUR: Article IV, Paragraph A. of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred ninety-five million (195,000,000) shares. One hundred ninety million (190,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).”
FIVE: Pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 6th day of May, 2021.

Revance Therapeutics, Inc.

By:	/s/ Mark J. Foley
Mark J. Foley
President and Chief Executive Officer